UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549

                             SCHEDULE 14A

      Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

     [   ] Preliminary Proxy Statement

     [   ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
           (AS PERMITTED BY RULE 14A-6(E)(2))

     [ X ] Definitive Proxy Statement

     [   ] Definitive Additional Materials

     [   ] Soliciting Material Pursuant to (S) 240.14a-12


                           CoolSavings, Inc.
           ------------------------------------------------
           (Name of Registrant as Specified In Its Charter)


              ------------------------------------------
              (Name of Person(s) Filing Proxy Statement,
                     if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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           and 0-11.

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     (3)   Per unit price or other underlying value of transaction
           computed pursuant to Exchange Act Rule 0-11 (set forth the
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


     (5)   Total fee paid:

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     [  ]  Fee paid previously with preliminary materials.

     [  ]  Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for
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


                           CoolSavings, Inc.
                        360 N. Michigan Avenue
                              19th Floor
                        Chicago, Illinois 60601
                            (312) 224-5000




[ LOGO OF CoolSavings, Inc. ]



To our Stockholders:

     We will hold our annual meeting of stockholders at our executive offices, located at 360 N. Michigan Avenue, 19th Floor, Chicago, Illinois 60601, on June 8, 2005 at 8:30 a.m. local time.

     At the annual meeting we will ask you to consider and vote upon the election of eight members to our Board of Directors.

     We have enclosed with this letter our annual report for the year ended December 31, 2004, a notice of annual meeting, our proxy statement, a proxy card and a return envelope.

     On behalf of our Board of Directors and the employees of CoolSavings, Inc., we cordially invite all stockholders to attend the annual meeting. Whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy card and return it in the enclosed postage prepaid envelope.



                            Sincerely,


                            /s/ Matthew Moog
                            ---------------------------
                            Matthew Moog
                            Chief Executive Officer and
                            President

                           CoolSavings, Inc.

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      to be held on June 8, 2005




To our Stockholders:

     You are invited to attend our 2005 annual meeting of stockholders to be held at our executive offices, located at 360 N. Michigan Avenue, 19th Floor, Chicago, Illinois 60601, on June 8, 2005, at 8:30 a.m. local time. At the annual meeting, you will be asked:

     1.    To elect the nominated slate of eight directors.

     2. To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

     This proxy statement contains information relevant to the annual meeting. Only our stockholders of record at the close of business on April 11, 2005 are entitled to notice of, and to vote at, the meeting or any postponements or adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, we encourage you to sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.

     Thank you for your continued support of CoolSavings, Inc.



                            Sincerely,


                            /s/ David B. Arney
                            -------------------
                            David B. Arney
                            Secretary



April 20, 2005
Chicago, IL

                           CoolSavings, Inc.

                            PROXY STATEMENT
                    ANNUAL MEETING OF STOCKHOLDERS

                      to be held on June 8, 2005



     PROXIES AND VOTING INFORMATION

     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by our Board of Directors to be used at our annual meeting of stockholders and at any postponements or adjournments of the meeting. If a valid proxy is received in time for the annual meeting, the shares represented will be voted in accordance with the specifications contained in the executed proxy, or if no direction is indicated, the proxy will be voted in accordance with the recommendations of the Board contained in this proxy statement.

     The annual meeting will be held at our executive offices, located at 360 N. Michigan Avenue, 19th Floor, Chicago, Illinois 60601, on June 8, 2005, at 8:30 a.m. local time. The approximate date of mailing of this proxy statement and the enclosed proxy materials to our stockholders is May 11, 2005.


QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

     What is the purpose of the meeting?

     At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders, including the election of directors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders.

     Who is entitled to vote at the meeting?

     The Board of Directors has set April 11, 2005 as the record date for the meeting. If you were a stockholder of record at the close of business on April 11, 2005, you are entitled to vote at the meeting.

     What are my voting rights?

     Holders of shares of any of our classes of stock, which include our common stock, Series B Preferred stock and Series C Preferred stock, are entitled to one vote per share. Therefore, a total of 232,208,504 votes are entitled to be cast at the meeting. There is no cumulative voting.

     Who may attend the meeting?

     All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that, if you hold your shares in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

     What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of our common and preferred stock outstanding on the record date will constitute a quorum, permitting the conduct of business of the meeting. As of the record date, 39,687,472 shares of our common stock, representing the same number of votes, were outstanding. As of the record date, 179,769,008 shares of Series B Preferred Stock were outstanding. Each share of Series B Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series B Preferred Stock and accrued dividends thereon is convertible. As of the record date, each share of Series B Preferred Stock was convertible into common stock on a one for one basis. As of the record date, 12,752,024 shares of Series C Preferred Stock were outstanding. Each share of Series C Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which such share of Series C Preferred stock is convertible. As of the record date, each share of Series C Preferred Stock was convertible into common stock on a one for one basis. The holders of Series B Preferred Stock and Series C Preferred Stock vote together with holders of common stock at any meeting of our stockholders on any and all matters presented to our stockholders for consideration (unless a class vote is required by our Certificate of Incorporation or Delaware law). Thus, the total number of shares entitled to vote on any matter at the annual meeting is 232,208,504.

The presence of the holders of our common stock, Series B Preferred Stock and Series C Preferred Stock, in any combination, representing at least 116,104,253 votes will be required to establish a quorum.

     How do I vote my shares?

     If you are a registered stockholder, you received your proxy materials directly from us and can vote your shares by completing and properly signing the accompanying proxy card and returning it to us or by attending the meeting and voting in person. If you hold your ownership interest in us through a brokerage firm or bank account (commonly referred to as holding in "street name"), the proxy materials were forwarded to you by your broker, bank or nominee, which is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares.

     May I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. You may also change or revoke a previously executed proxy as to your shares by voting in person at the annual meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

     What is the effect of the board's recommendation?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of our Board of Directors with respect to the nominees for election as directors. Our Board's recommendation is set forthwith the description of the election of directors in this proxy statement.

     What vote is required for the election of directors?

     A plurality of the votes cast at the meeting is required for the election of directors. This means that the eight nominees receiving the highest number of "FOR" votes will be elected. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted for or against the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Unvoted shares will be treated differently, depending upon whether the shares are held by a registered holder or through a broker. If shares are owned by a registered holder, the unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, the unvoted shares will not affect the outcome of the vote to elect directors. If the shares are held in street name and the beneficial owner does not provide voting direction, the broker may vote the shares in its discretion on some "routine matters." With respect to other proposals, however, the broker may not be able to vote the shares for the beneficial owner, and the aggregate number of shares not voted by brokers on such a proposal is reported as the "broker non-votes". Broker non-vote shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. We believe the proposal set forth in this Proxy Statement is a routine matter on which brokers will be permitted to vote shares as to which no direction is received from the beneficial owner. Proxies will be tabulated by our Secretary. The inspector of election appointed at the annual meeting will then combine the proxy votes with the votes cast in person at the annual meeting.


     LANDMARK TRANSACTIONS

     In 2001, we entered into a series of transactions with Landmark Communications, Inc. and Landmark Ventures VII, LLC (together, "Landmark"), whereby Landmark made loans to and an equity investment in us. This series of transactions resulted in Landmark having control over our company. Landmark's principal business interests are in the media industry, and it owns and operates entities engaged in newspaper and other print publishing, television broadcasting and cable television programming services.

     As of April 11, 2005, Landmark held 10,889,636 shares of our common stock (which were not acquired in connection with these series of Landmark transactions), 179,769,008 shares of Series B Preferred Stock (and has rights with respect to accrued dividends on those shares), and held warrants to purchase 13,154,435 shares of our common stock. Landmark's ownership will continue to grow through the issuance of additional shares of Series B Preferred Stock and warrants as "in-kind" payments for dividends accruing on the Series B Preferred Stock and interest accruing on the Senior Secured Note, described below.

     Landmark has loaned to us $5,000,000 pursuant to a senior secured note (the "Senior Secured Note"), which loan is due on June 30, 2006 (the "Senior Secured Loan"). In connection with the Senior Secured Loan, we also issued Landmark a warrant to purchase shares of our common stock. The warrant was exercisable for 10,000,000 shares of our common stock at an exercise price of $0.50 per share on November 12, 2001. The exercise price of the warrant will increase to $0.75 per share on July 30, 2005 if not previously exercised. The Senior Secured Loan bears interest at 8% per annum, which interest accrues quarterly and is payable "in-kind." We automatically issue to Landmark additional warrants to purchase two shares of common stock for each dollar of interest accrued and paid-in-kind on a quarterly basis (January 31, April 30, July 31 and October 31) on the Senior Secured Loan. As of March 31, 2005, the principal and interest owed under the Senior Secured Loan was $6,789,180. The Senior Secured Note is secured by a lien on all of our assets. Due to defaults under the Senior Secured Loan and a certain Securities Purchase Agreement, Landmark may demand repayment of the Senior Secured Loan at any time, provided, however, that pursuant to a letter agreement regarding loan repayment forbearance executed by Landmark and us on March 29, 2005, Landmark has agreed to suspend its right to demand repayment until April 1, 2006 for those defaults that existed and had been disclosed at the time of the execution of the letter agreement.

     TERMS OF THE SERIES B PREFERRED STOCK

     The terms of the Series B Preferred Stock are set forth in their entirety in our Certificate of Incorporation. The Series B Preferred Stock ranks senior (with respect to, among other things, dividends, redemption and liquidation payments) to the Series C Preferred Stock, the common stock and any future preferred stock of our company. The following discussion briefly summarizes the voting rights of the Series B Preferred Stock as they relate to the election of our Board of Directors.

     VOTING RIGHTS AND BOARD OF DIRECTORS

     In addition to their right to vote in the general election of members of our Board on an as-converted basis, the holders of the Series B Preferred Stock are entitled to designate, and vote separately as a single class for the election of, a majority of our Board (and the number of seats that may be elected exclusively by the Series B Preferred Stock will automatically be increased to such greater number as may be proportionate to the Series B Preferred Stock's percentage ownership interest in our company, calculated on an as-converted basis). We are prohibited from taking specified actions without the consent of the holders of our Series B Preferred Stock, including amending our charter documents, entering into certain business transactions, authorizing or issuing securities (except in the limited circumstance where our employees or directors exercise their stock options), entering into related party transactions and hiring or terminating key executive officers. The shares of Common Stock and Series B Preferred Stock held by Landmark as of the record date represent 82.11% of the total voting power of all shares of capital stock entitled to vote at the annual meeting on the election of directors and any other matter that may properly come before the meeting. Landmark, therefore, has the ability to control all matters that may be voted on during our Annual Meeting of Stockholders.

CORPORATE GOVERNANCE

     We are committed to integrity, reliability and transparency in our disclosures to the public. We have enhanced our corporate governance practices and reviewed applicable provisions of the Sarbanes-Oxley Act of 2002 and new rules and regulations of the Securities and Exchange
Commission (the "SEC"). In particular, we have:


     . instituted procedures for receiving, retaining and treating complaints from any source regarding accounting, internal accounting controls and auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters;

     . adopted pre-approval policies and procedures for audit and non-audit services; and

     . adopted the CoolSavings, Inc. Code of Ethics for the President and Chief Executive Officer and Executive Officers, which applies to the Chief Executive Officer, Chief Financial Officer, the Vice President of Finance and certain senior executive officers as designated by the Chief Executive Officer, as defined therein. A copy of the Code of Ethics shall be made available to any person, without charge, who requests a copy in writing by sending such written request to:
           CoolSavings, Inc., c/o Secretary, 360 N. Michigan Avenue, 19th Floor, Chicago, IL 60601.

     Persons interested in communicating with the Board may address correspondence to a particular director, or to the Board generally, in care of our Secretary at 360 North Michigan Avenue, 19th Floor, Chicago, Illinois 60601. If no particular director is named, letters will be forwarded, depending on the subject matter, to an appropriate director. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent.


PROPOSAL NO. 1 - ELECTION OF DIRECTORS - NOMINEES

     Our stockholders will be asked to elect eight directors to serve on our Board of Directors. The holders of our Series B Preferred Stock are entitled to designate, and vote separately as a single class for the election of, a majority of our Board of Directors. The designees of our Series B stockholders (the "Series B Director Designees") are set forth below, and each is a current member of our Board. Based on information we have received from our Series B stockholders, we expect all of the current Series B Director Designees to continue to serve as members of our Board. The holders of our Series B Preferred Stock may designate at any time additional members to our Board to fill the remainder of their reserved seats (see "Landmark Transactions" above). At present, 24 such seats have been left vacant. Each director elected at the annual meeting will serve for a term commencing on the date of the annual meeting and continuing until the annual meeting of stockholders to be held in 2006 or until his or her successor is elected and qualified.

     The Board as a whole will consider candidates for Board membership suggested by other Board members, as well as by management and stockholders. An eligible stockholder may recommend any qualified person for consideration as a nominee for director by writing to the Board of Directors, c/o the Secretary, 360 N. Michigan Avenue, 19th Floor, Chicago, IL 60601. Recommendations shall be received by January 11, 2006 to be considered for the 2006 annual meeting of stockholders. Recommendations should include the name and address of the stockholder making the recommendation, verification that the stockholder is eligible to submit a nominee, biographical information about the individual(s) recommended, the written consent of the candidate(s) for nomination as a director and any other information the stockholder believes would be helpful to the Board of Directors in evaluating the individual(s) recommended. Our Board of Directors has not established minimum qualifications for director nominees nor has it established a description of specific skills that the directors feel are necessary for our directors to possess. However, when evaluating a candidate for nomination, our Board considers his or her business experience, including the role, length of service and relevant experience with the candidate's current or former employers, as well as personal qualifications such as intelligence, integrity and strength of character. These qualities would be considered as they relate to any candidate, whether suggested by fellow directors, by management or by one or more of our stockholders. The procedures for considering candidates recommended by a stockholder for Board membership will be no different than the procedures for candidates recommended by members of the Board or by management.

     If any of the nominees named below are unavailable to serve for any reason, then a valid proxy may be voted for the election of such substitute nominee as the Board of Directors recommends, or to allow the vacancy created thereby to remain until filled by the Board of Directors, as the Board recommends. We have no present knowledge that any of the persons named will be unavailable to serve. In any event, the enclosed proxy can be voted for only the eight nominees named in this proxy statement or their substitutes.

     The following table contains information as to the eight nominees for election as directors at the annual meeting and the current Series B Director Designees:

                               NOMINEES
                               --------


Name                Age   Position                Director Since
----                ---   --------                --------------

Richard H. Rogel     56   Director and            May 1996
                          Chairman of the Board

Gary S. Briggs (2)   42   Director                September 2001

James S. Correll     39   Director                July 2002

John Giuliani (1)    44   Director                November 2002

Hugh R. Lamle        59   Director                June 1998

Matthew Moog         35   Director,               July 2001
                          President and
                          Chief Executive
                          Officer

Daniel Sherr         57   Director                November 2002

Bradley Schram       54   Director                July 2003


                      SERIES B DIRECTOR DESIGNEES
                      ---------------------------

Name                Age   Position                Director Since
----                ---   --------                --------------

Michael W. Alston    47   Director                April 2004

Joseph G.            42   Director                May 2004
Fiveash, III

Guy R.               54   Director                December 2001
Friddell, III
(1) (2)

Karl B. Quist (1)    33   Director                December 2001

----------

     (1)   Member of the Audit Committee.

     (2)   Member of the Compensation Committee.

     Richard H. Rogel has served as Chairman of our Board since July 2001. In 1982, Mr. Rogel founded Preferred Provider Organization of Michigan, Inc., a preferred provider organization for health care delivery, and served as its Chairman from its inception until it was sold in 1997. Mr. Rogel is the President of the University of Michigan Alumni Association and chairs the University of Michigan's Business School Development Advisory Board, as well as serving on other boards of the University. Mr. Rogel holds a B.B.A. from the University of Michigan.

     Gary S. Briggs currently serves as the General Manager and Vice President of Canada at eBay, Inc., a position he has held since April 2004. From February 2002 until he began serving in his current position, Mr. Briggs served as Vice President of Consumer Marketing at eBay, Inc. Prior to that, he was Chief Marketing Officer and one of the founders of OurHouse.com, an Internet retailer focused on home-related products and services. Prior to founding OurHouse.com in 1999, he was Director of Brand Strategy for IBM Corporation. Before joining IBM in 1997, he worked for six years at Pepsi-Cola, most recently as Marketing Director for Brand Pepsi. Prior to joining Pepsi, Mr. Briggs worked for four years at McKinsey & Company as an associate and engagement manager. Mr. Briggs holds an A.B. in Political Science and American Civilization from Brown University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

     James S. Correll is a Senior Vice President of Harte-Hanks, Inc. (NYSE:HHS), a worldwide, direct and interactive services company that provides end-to-end customer relationship management (CRM) and related marketing service solutions for a host of consumer and business-to-business marketers. Mr. Correll has over fifteen years of direct, database and interactive marketing experience, working with Global 1000 companies, since 1995 with Harte-Hanks, Inc. Prior to joining Harte-Hanks, Inc., Mr. Correll held sales management positions with ACS, a leader in database management, and Equifax Inc., a marketing information technology company. Mr. Correll holds a B.A. in Finance and Marketing from the University of Nebraska.

     John Giuliani is the founder of Rainmaker Consulting Group, Inc., which specializes in strategic sales and marketing consulting for marketing services firms. Mr. Giuliani serves on the Board of Directors of the Claria Corporation. Prior to and following the founding of Rainmaker Consulting Group in July 2001, Mr. Giuliani served in various capacities for Catalina Marketing: from January 2001 through April 2002, Mr. Giuliani was Executive Vice President - Strategic Accounts; from January through December 2000, he was President of North America for Catalina Marketing Services; from June 1998 through December 1999, he was Executive Vice President - Sales; and from July 1994 through May 1998, he was Senior Vice President - Sales West. Prior to joining Catalina, Mr. Giuliani was employed by ACTMEDIA, Inc., where he was part of the launch team of the Instant Coupon Machine. Before entering the marketing services space, Mr. Giuliani spent eight years in consumer packaged goods sales and marketing with Beecham Products and Frito-Lay, Inc. Mr. Giuliani has an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University, as well as a B.S. in Business Administration from the University of Illinois.

     Hugh R. Lamle has served since April 1974 in various executive capacities at M.D. Sass Investors Services Inc., a registered investment advisory firm, and is currently its President. From June 1995 to February 2001, Mr. Lamle also served as President and Chief Investment Officer of Chase & M.D. Sass Partners, a joint venture between Chase Manhattan Bank and M.D. Sass Investors Services, which manages portfolios for corporate and institutional investors. Mr. Lamle also serves as President of Resurgence Asset Management, an investment company specializing in investments in financially distressed companies and sits on the advisory board of Real Estate Capital Partners, both affiliates of M.D. Sass, and was Executive Vice President and a director of Corporate Renaissance Group, Inc., a closed-end business development company. Mr. Lamle was a public director of the Finex division of the New York Cotton Exchange and is currently a member of the Board of Governors of the New York Board of Trade, which is a commodities exchange and the parent of the New York Cotton Exchange. Mr. Lamle holds a B.A. in Political Science from Queens College and an M.B.A. in Finance and Investments from Baruch College at the City University of New York.

     Matthew Moog has served as our President and Chief Executive Officer since July 2001, our President and Chief Operating Officer from January 2001 to July 2001, and our Executive Vice President, Sales and Marketing from August 1998 to January 2001. From October 1996 to July 1998, Mr. Moog served as our Vice President - Sales. From June 1992 to September 1996, Mr. Moog worked for Microsoft Corporation in various capacities, including MSN and Internet Business Development Manager. Mr. Moog holds a B.A. in Political Science from The George Washington University.

     Daniel Sherr has served as the Vice President, Strategic Targeting for ADVO, Inc. since January 2005. Mr. Sherr worked as the Chief Strategy Officer for Alliant Cooperative Data Solutions, LLC from January 2003 until January 2005. From November 1999 to March 2003, he served as the Executive Vice President of Strategic Business Development at Information Resources, Inc. (IRI). Mr. Sherr previously was employed by ADVO, Inc., a direct mail company, from March 1992 to November 1999, where he was Vice President of Targeting and Database Marketing Services. Prior to joining ADVO, Inc., Mr. Sherr was Managing Director of Computerized Marketing Technologies in the United Kingdom, where behavior graphics, a system for segmenting the population based on behavior, was developed. Mr. Sherr was a Founding Partner of Claritas, the developer of geodemography and the PRIZM Segmentation system. Mr. Sherr began his career in product management at Kraft Foods Inc. and The Quaker Oats Company. Mr. Sherr holds both a B.A. in Economics and a M.S. in Marketing from Pennsylvania State University.

     Bradley Schram established the law firm of Hertz, Schram & Saretsky, P.C. in 1979 and has served as its President since its incorporation in 1981. Mr. Schram's practice areas include litigation and commercial real estate. Since 1999, Mr. Schram has served as an independent trustee for Ramco Gershenson Properties Trust, a NYSE traded REIT. From 1995 through 2004, Mr. Schram has co-authored the Annual Survey of Broker-Dealer Litigation, a project sponsored by the American Bar Association's Broker-Dealer Subcommittee. Mr. Schram holds a political science degree from the University of Michigan Honors College and a J.D. from the Georgetown University Law Center, where he served as Senior Managing Editor for the Georgetown Law Weekly.

     Michael W. Alston has served as Vice President, New Ventures and Corporate Development for Landmark Communications, Inc. since November 2003. Mr. Alston served as the General Manager, Interactive Media for the Virginian-Pilot from 1995 through October 2003. From 1991 through 1994, Mr. Alston served as Director of Business Development for Landmark Community Newspapers. Mr. Alston holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

     Joseph G. Fiveash, III has served as the Senior Vice President and General Manager for The Weather Channel Interactive since February, 2004. Mr. Fiveash's prior positions with The Weather Channel Interactive included Senior Vice President, Product and Business Development from 2001 through 2004 and Vice President Business Development from December, 1999 through 2001. From 1998 until his employment with The Weather Channel Interactive, Mr. Fiveash served as the General Manager of CarScene, Inc. From 1997 through 1998, Mr. Fiveash served as a Director on the New Ventures team at Landmark Communications, Inc. Mr. Fiveash holds an A.B. in Political Science from Princeton University and an M.B.A. and J.D. from the University of Virginia.

     Guy R. Friddell, III is Executive Vice President and General Counsel of Landmark Communications, Inc., a position he has held since 1999. Prior to 1999, he was a partner in the Norfolk, Virginia law firm of Willcox & Savage, P.C., where he headed the corporate department and practiced in the mergers and acquisitions area. Mr. Friddell is currently Vice Chairman of the Norfolk Convention and Visitors Bureau, and has previously served as chairman of the Norfolk Board of Zoning Appeals and in various other civic capacities. Mr. Friddell holds an A.B. in Economics and Political Science from Princeton University and a J.D. from the University of Virginia School of Law.

     Karl B. Quist has served as Vice President of TotalVid, Inc., an affiliate of Landmark Communications, Inc. since November 2003. From April 2001 through October 2003, Mr. Quist served as a Director, New Ventures at Landmark Communications, Inc. Prior to joining Landmark in 2001, Mr. Quist spent two years as a consultant with McKinsey & Company, Inc. Before his tenure at McKinsey & Company, Mr. Quist served as a Supply Officer with the United States Navy from 1995 through 1999. Mr. Quist holds a B.S. in Commerce from the University of Virginia and an M.B.A. from the Darden Graduate School of Business Administration of the University of Virginia.


BOARD MEETINGS AND COMMITTEES

     Because we are not listed on a stock exchange, we do not have to meet any of the "independence" requirements for our directors or committee members (excluding Audit Committee members). If we were listed on NASDAQ, we would not be required to meet the independence requirements for any of our Board members or committee members, other than for members of the Audit Committee, due to the fact that we would be considered a "Controlled Company" within the meaning of Rule 4350(c)(5) of the NASDAQ Stock Market, Inc.

     Our Board appoints the members of each committee. Our Board has two standing committees: an Audit Committee and a Compensation Committee. Because we are not listed on a stock exchange, we have neither a nominating committee nor a nominating charter to guide us with nominating persons to serve as directors. If we were listed on NASDAQ, we would also not be required to have a nominating committee because we would be a "Controlled Company" within the meaning of Rule 4350(c)(5) of the NASDAQ Stock Market, Inc. Subject to the rights and obligations as to the election and appointment of directors in our Certificate of Incorporation, our full Board has and will continue to perform the function of a nominating committee.

     . Audit Committee. The Audit Committee, among other things, reviews our financial statements and accounting practices, selects independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The Audit Committee has adopted and operates under a written charter, which was filed with our Definitive Proxy Statement on August 22, 2001. The current members of this committee are John Guiliani, Guy R. Friddell, III and Karl B.
           Quist.   Two of the members of our Audit Committee, Messrs.
           Friddell and Quist, do not meet the independence requirements set forth by the SEC. We have determined that the Audit Committee does not have an "audit committee financial expert" (as that term is defined in rules and regulations of the SEC) serving on the Audit Committee. We believe, however, that each member of the Audit Committee is able to read and understand fundamental financial statements and has substantial business experience that results in that member's financial sophistication. Further, we believe that at least one of the members of the Audit Committee has a level of experience and knowledge that would meet the requisite "financial sophistication" qualifications under the rules of NASDAQ. Accordingly, we believe that the members of the Audit Committee have sufficient knowledge and experience necessary to fulfill the duties and obligations of the Audit Committee. The Audit Committee met eight times during 2004.

     . Compensation Committee. The Compensation Committee, among other things, makes recommendations to our Board of Directors concerning salaries and incentive compensation for our officers and employees and administers our 1997 and 2001 Stock Option Plans as well as the CoolSavings, Inc. Long Term Incentive Plan. The Compensation Committee has adopted and operates under a written charter. The current members of our Compensation Committee are Gary S. Briggs and Guy R. Friddell, III. The Compensation Committee met two times during 2004.

     Our Board met six times during 2004 and took various actions by unanimous written consent. All directors attended at least 75% of the meetings of our Board, and each committee on which they served, during their tenure as a Director in 2004, except for Messrs. Alston, Correll, Lamle and Rogel. Although we do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of Stockholders, we encourage directors to attend. Mr. Moog was our only director who attended the 2004 Annual Meeting of Stockholders.


COMPENSATION OF DIRECTORS

     Mr. Moog, the only director who is also one of our employees, receives no compensation for serving on our Board of Directors. One of our non-employee Directors, Mr. Giuliani, receives $5,000 per year for his participation on the Audit Committee. None of our other non-employee Directors currently receives any cash compensation from us for their service as members of the Board of Directors, although they are reimbursed for all travel and other expenses incurred in connection with attending Board and committee meetings. Under our 1999 Non-Employee Director Stock Option Plan and our 2001 Stock Option Plan, non-employee directors are eligible to receive stock option grants upon their initial appointment to the Board of Directors and at each of our annual stockholder meetings, though no current director has received stock option grants subsequent to his or her initial appointment to the Board. None of the Series B Directors received stock option grants upon their appointments to the Board of Directors.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     We are required to identify each person who was an officer, director or beneficial owner of more than 10% of our registered equity securities during our most recent fiscal year and who failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on our review of such reports, and written representations from certain reporting persons, we believe that, during the year ended December 31, 2004, our directors, executive officers and beneficial owners of more than 10% of our capital stock complied with all such filing requirements applicable to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth information with respect to the beneficial ownership of our common stock, Series B Preferred Stock, and Series C Preferred Stock, our three classes of voting stock, as of April 11, 2005, by:

     . each person known by us to beneficially own more than 5% of our common stock, Series B Preferred Stock or Series C Preferred Stock;

     .     each of the Named Executive Officers (as defined on page 24);

     .     each of our directors; and

     .     all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock, Series B Preferred Stock or Series C Preferred Stock subject to options or warrants that are currently exercisable or exercisable within 60 days after April 11, 2005 are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares indicated, subject to applicable community property laws. Beneficial ownership percentages are based on:

     .     39,687,472 shares of common stock outstanding,

     . 179,769,008 shares of Series B Preferred Stock outstanding, and

     . 12,752,024 shares of Series C Preferred Stock outstanding, each as of April 11, 2005.

     Unless indicated otherwise, the address of the beneficial owners is: c/o CoolSavings, Inc., 360 N. Michigan Avenue, 19th Floor, Chicago, Illinois 60601.

COMMON STOCK
                                        Shares of       Percentage of
                                      Common Stock      Common Stock
Name and                              Beneficially      Beneficially
Address of Beneficial Owner               Owned             Owned
---------------------------         ----------------    -------------

Landmark Communications, Inc.
150 W. Brambleton Ave.
Norfolk, Virginia 23510             203,813,079  (1)           87.62%

Richard H. Rogel
56 Rose Crown
Avon, Colorado 81620                 13,573,089  (2)           29.58%

Hugh R. Lamle
c/o M.D. Sass
1185 Avenue of the Americas
New York, New York 10036              7,375,466  (3)           16.16%

Steven M. Golden
436 E. North Water St., Unit D
Chicago, Illinois 60611               6,101,815  (4)           14.92%

Matthew Moog                          3,258,224  (5)            7.87%
c/o CoolSavings, Inc.
360 North Michigan Avenue, 19th Fl.
Chicago, Illinois 60601

Bradley Schram                          647,832  (6)            1.63%

Brian Pozesky                           139,236  (7)              *

David B. Arney                          125,000  (8)              *

Gary S. Briggs                           75,000  (8)              *

James S. Correll                         50,000  (8)              *

John Giuliani                            50,000  (8)              *

Daniel Sherr                             50,000  (8)              *

Matthew Wise                             35,000                   *

Michael W. Alston                             0  (9)              *

Joseph G. Fiveash, III                        0  (9)              *

Guy R. Friddell, III                          0  (9)              *

Christine McNicholas                          0                   *

Karl B. Quist                                 0  (9)              *

All directors and executive          25,378,847 (10)           46.95%
  officers as a group
  (16 persons)

     *     Less than 1%.

     (1) Includes 13,154,435 shares of common stock subject to purchase pursuant to an immediately exercisable warrant; 179,769,008 shares of common stock issuable upon conversion of shares of Series B Preferred Stock outstanding on April 11, 2005 and owned by Landmark Ventures VII, LLC, a wholly owned subsidiary of Landmark Communications, Inc.; and 10,889,636 shares of common stock owned by Landmark Ventures VII, LLC, a wholly owned subsidiary of Landmark Communications, Inc., which were acquired from Lend Lease International Pty. Limited of Australia and are subject to a call option by us at any time after April 5, 2003 and prior to March 31, 2008, whereby we have the right to acquire (subject to certain terms and conditions) all of such 10,889,636 shares of common stock.

     (2) Includes 6,873,113 shares of common stock held by a trust of which Mr. Rogel is the trustee; 498,000 shares of common stock held by a limited partnership of which Mr. Rogel is a partner; 11,500 shares of common stock subject to options exercisable within 60 days after April 11, 2005; and 6,190,476 shares of common stock issuable upon conversion of shares of Series C Preferred Stock outstanding on April 11, 2005.

     (3) Includes 642,213 shares of common stock held by HLBL Family Partners, LP, which is controlled by Mr. Lamle; 1,500 shares held by a foundation controlled by Mr. Lamle; 11,500 shares of common stock subject to options exercisable within 60 days after April 11, 2005; and 5,942,500 shares of common stock issuable upon conversion of shares of Series C Preferred Stock outstanding on April 11, 2005.

     (4) Includes 4,382,315 shares of common stock held by a revocable trust of which Mr. Golden is the trustee; 172,500 shares of common stock held by Steven M. Golden LLC, which is controlled by Mr. Golden; and 1,213,000 shares of common stock subject to options exercisable within 60 days after April 11, 2005.

     (5) Includes 359,968 shares of common stock held by Moog Investment Partners, LP, which is controlled by Mr. Moog; and 1,708,665 shares of common stock subject to options exercisable within 60 days after April 11, 2005.

     (6) Includes 345,820 shares of common stock held by the Bradley Schram Revocable Living Trust, which is controlled by Mr. Schram; 115,473 shares of common stock held by the Fred Rapoport Family Limited Partnership, in which Mr. Schram's wife has a 1/3 interest; 75,238 shares of common stock held by the Judith Schram Trust, which is controlled by Mrs. Schram; 69,000 shares of common stock held by the Bradley and Judith Schram Family Trust, which is controlled by Mr. Schram; 11,300 shares of common stock held by Latitude Financial Group, Inc., which is entirely owned by Bradley Schram Revocable Living Trust;and 25,000 shares of common stock subject to options exercisable within 60 days after April 11, 2005.

     (7) Includes 16,400 shares of common stock held by Mr. Pozesky's wife; and 122,836 shares of common stock subject to options exercisable within 60 days after April 11, 2005.

     (8) Represents shares of common stock subject to options exercisable within 60 days after April 11, 2005.

     (9) Does not include the shares of common stock beneficially owned by Landmark Communications, Inc. (including shares of common stock beneficially owned by Landmark Ventures VII, LLC), which shares such individual may be deemed to beneficially own as a result of his or her relationship as a stockholder, director, officer or employee of such entity or its affiliate. Such individual expressly disclaims beneficial ownership of all such shares of common stock.

     (10) Includes 2,229,501 shares of common stock subject to options exercisable within 60 days after April 11, 2005. Does not include shares of common stock beneficially owned or deemed to be beneficially owned by Landmark Communications, Inc.
           (including shares of common stock beneficially owned by Landmark Ventures VII, LLC).

SERIES B PREFERRED STOCK
                                                         Percentage
                                        Series B         of Series B
                                        Preferred         Preferred
                                         Shares            Shares
Name and                              Beneficially      Beneficially
Address of Beneficial Owner               Owned             Owned
---------------------------          ---------------    ------------

Landmark Communications, Inc.       179,769,008 (1)           100.00%
150 W. Brambleton Ave.
Norfolk, Virginia 23510

Richard H. Rogel                              0                  --
56 Rose Crown
Avon, Colorado 81620

Hugh R. Lamle                                 0                  --
c/o M.D. Sass
1185 Avenue of the Americas
New York, New York 10036

Steven M. Golden                              0                  --
436 E. North Water St., Unit D
Chicago, Illinois 60611

Matthew Moog                                  0                  --
c/o CoolSavings, Inc.
360 North Michigan Avenue, 19th Fl.
Chicago, Illinois 60601

Bradley Schram

Brian Pozesky                                 0                  --

David B. Arney                                0                  --

Gary S. Briggs                                0                  --

James S. Correll                              0                  --

John Giuliani                                 0                  --

Daniel Sherr                                  0                  --

Matthew Wise                                  0                  --

Michael W. Alston                             0 (2)              --

Joseph G. Fiveash, III                        0 (2)              --

Guy R. Friddell, III                          0 (2)              --

Christine McNicholas                          0                  --

Karl B. Quist                                 0 (2)              --

All directors and executive                   0 (3)              --
  officers as a group
  (16 persons)

     (1) Includes 179,769,008 shares of Series B Preferred Stock owned by Landmark Ventures VII, LLC, a wholly-owned subsidiary of Landmark Communications, Inc.

     (2) Does not include the shares of Series B Preferred Stock beneficially owned by Landmark Communications, Inc. (including shares of Series B Preferred Stock beneficially owned by Landmark Ventures VII, LLC), which shares such individual may be deemed to beneficially owned as a result of his or her relationship as a stockholder, director, officer or employee of such entity or its affiliate. Such individual expressly disclaims beneficial ownership of all such shares of Series B Preferred Stock.

     (3) Does not include shares of Series B Preferred Stock beneficially owned by Landmark Communications, Inc. (including shares of Series B Preferred Stock beneficially owned by Landmark Ventures VII, LLC).

SERIES C PREFERRED STOCK
                                                         Percentage
                                        Series C         of Series C
                                        Preferred         Preferred
                                         Shares            Shares
Name and                              Beneficially      Beneficially
Address of Beneficial Owner               Owned             Owned
---------------------------          ---------------    ------------

Landmark Communications, Inc.                 0                 --
150 W. Brambleton Ave.
Norfolk, Virginia 23510

Richard H. Rogel                      6,190,476                48.55%
56 Rose Crown
Avon, Colorado 81620

Hugh R. Lamle                         5,942,500                46.60%
c/o M.D. Sass
1185 Avenue of the Americas
New York, New York 10036

Steven M. Golden                              0                  --
436 E. North Water St., Unit D
Chicago, Illinois 60611

Matthew Moog                                  0                  --
c/o CoolSavings, Inc.
360 North Michigan Avenue, 19th Fl.
Chicago, Illinois 60601

Bradley Schram

Brian Pozesky                                 0                  --

David B. Arney                                0                  --

Gary S. Briggs                                0                  --

James S. Correll                              0                  --

John Giuliani                                 0                  --

Daniel Sherr                                  0                  --

Matthew Wise                                  0                  --

Michael W. Alston                             0                  --

Joseph G. Fiveash, III                        0                  --

Guy R. Friddell, III                          0                  --

Christine McNicholas                          0                  --

Karl B. Quist                                 0                  --

All directors and executive          12,132,976                95.15%
  officers as a group
  (16  persons)

                  EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

     In addition to Matthew Moog (see Proposal No. 1 - Election of Directors - Nominees), we have four other executive officers. The names, ages and positions held by these other executive officers as of April 11, 2005 are as follows:

Name                   Age    Position
----                   ---    --------

David B. Arney          42    Senior Vice President of
                              Operations, Chief Financial Officer
                              and Secretary

Christine McNicholas    39    Senior Vice President of Sales
                              and Client Services

Brian Pozesky           36    Senior Vice President of Online Marketing
                              and Chief Analytics Officer

Matthew Wise            35    Senior Vice President of Marketing

     David B. Arney has served as our Chief Financial Officer since
October 2001, our Senior Vice President of Operations since July 2003 and our Secretary since November 2003. Mr. Arney joined us from eLoyalty Corporation, where he was Director of Worldwide Finance from September 1999 to September 2001. From July 1990 through September 1999, Mr. Arney held positions of increasing responsibility at TransUnion, LLC, where he was most recently Division Controller of the Credit Reporting Division.
Earlier in his career, Mr. Arney spent two years with Federated Foods, Inc. and its affiliates as an Accounting and Financial Reporting Manager and four years at Deloitte & Touche in its audit practice. Mr. Arney received his B.B.A. in Accountancy from Western Michigan University and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Arney is a Certified Public Accountant.

     Christine McNicholas has served as our Senior Vice President of Sales and Client Services since October 2004. Ms. McNicholas joined us in January 2004 as Senior Vice President of Retail Partnerships. Prior to joining us, she held several positions at Catalina Marketing Corporation, including Vice President of Sales and Marketing in the Retail Services Division from December 2001 to November 2003, Executive Director of Retail Sales from November 2000 until December 2001, Executive Director of Manufacturer Sales from September 1998 until November 1998, and Sales Director from June 1995 until September 1998. From August 1990 until November 2000, Ms. McNicholas was the owner and President of The McNicholas Consulting Group. She also served for five years in several sales and marketing capacities at Nestle Food Company. Ms. McNicholas received her B.A. in Communications from Illinois State University, and her M.B.A. from Loyola University of Chicago.

     Brian Pozesky joined us in April 1999 as our Director of Research.
Mr. Pozesky was promoted to Vice President, Data Mining and Decision Support in January 2000 and has served as our Senior Vice President of Online Marketing and Chief Analytics Officer since August 2004. Prior to joining us, Mr. Pozesky was a Senior Research Analyst with Spectra Marketing, a VNU-USA Marketing Information Systems company from August 1995 until March 1999. Mr. Pozesky received his M.A. in Economics from the American University and B.A. in Political Science from the University of Maryland.

     Matthew Wise has served as our Senior Vice President of Marketing since October 2004. From January 2003 until he joined us, Mr. Wise served as the Senior Vice President of Account Services for DraftWorldwide, Inc. He served as General Manager at Delphion, Inc. from April 2002 until January 2003. Prior to Delphion, Inc., Mr. Wise served as the Vice President of Marketing with LuckySurf from February 2001 until September 2001. Mr. Wise was the Vice President and General Manager of Classified Ventures from October 1998 until January 2001. Mr. Wise received his B.A. in Political Science from the University of Iowa and his M.B.A. from DePaul University in Chicago.


EXECUTIVE COMPENSATION

     The following table sets forth all compensation from all sources paid to our Chief Executive Officer and the four other persons who were serving as executive officers at December 31, 2004 (collectively, the "Named Executive Officers").

                      SUMMARY COMPENSATION TABLE

                                                         Long Term
                           Annual Compensation         Compensation
                     --------------------------------  ------------
                                                        Securities
                               Salary         Bonus     Underlying
                       Year      ($)           ($)        Options
                       ----   ---------     --------    ----------

Matthew Moog (1) (2)   2004     366,846      130,000         --
  President and        2003     353,625      146,800         --
  Chief Executive      2002     344,100        --          328,571
  Officer

David B. Arney         2004     184,817       64,000         --
  Senior Vice          2003     169,125       53,500         --
  President of         2002     164,991        --            --
  Operations,
  Chief Financial
  Officer and
  Secretary

Christine McNicholas (3)2004    153,846       26,500         --
  Senior Vice
  President of
  Sales and
  Client Services

Brian Pozesky          2004     132,199       25,000         --
  Senior Vice          2003     115,540       25,000         --
  President of         2002     106,000        --          100,000
  Online Marketing
  and Chief Analytics
  Officer

Matthew Wise (4)       2004      37,019        --            --
  Senior Vice
  President of
  Marketing

----------

     (1) On July 30, 2001, we entered into an employment agreement (as amended) with Mr. Moog as described below.

     (2) Since December, 2002, Mr. Moog has participated in Landmark's Executive Stock Purchase Plan. Under this plan, through December 31, 2004, Mr. Moog purchased fully vested shares of Landmark's Class B, non-voting common stock, at an aggregate purchase price of $1,253,000. Landmark has the right to purchase Mr. Moog's shares at the then fair value, upon his separation from us, or if he should attempt or offer to sell his shares to a third party. As of December 31, 2004, Mr. Moog has not sold any shares. Dividends paid on the shares totaled $21,000 during 2004. As this transaction was between Landmark and Mr. Moog, we did not record any expense during 2004.

           In connection with the share purchases, Landmark loaned to Mr. Moog the funds required to purchase the shares. The loans are full recourse and had an aggregate principal balance of $1,221,000 as of December 31, 2004. The loans carry interest rates ranging from 4.5% to 5.1% and are payable in monthly installments through 2029.

           We are not a party to, nor did it arrange, these transactions. The transactions under the Landmark's Executive Stock Purchase Plan are solely between Landmark and Mr. Moog and were deemed to be at fair value by Landmark. Therefore, we recorded no transactions in our financial statements related to this arrangement.

     (3)   We hired Ms. McNicholas on January 12, 2004.

     (4)   We hired Mr. Wise on October 12, 2004.



     STOCK OPTIONS

     No stock options were granted during 2004 to any of the Named Executive Officers, and none of the Named Executive Officers exercised any options in 2004.

     The following table sets forth the number and value of securities underlying unexercised options held by each of the Named Executive Officers as of December 31, 2004:


                   AGGREGATED YEAR-END OPTION VALUES

                       Number of
                 Securities Underlying        Value of Unexercised
                Unexercised Options at       In-the-Money Options at
                   December 31, 2004        December 31, 2004 (1)($)
               -------------------------   --------------------------
Name            Exercisable Unexercisable   Exercisable  Unexercisable
----            ----------- -------------   -----------  -------------

Matthew Moog    1,626,522        314,286      $ 71,825       $ 32,857


David B. Arney    125,000          --           27,500          --

Christine
  McNicholas        --             --            --             --

Brian Pozesky      97,836         50,000        10,000         10,000

Matthew Wise        --             --            --             --

     (1) Value is based on the $0.40 per share closing price of our common stock on the OTC Bulletin Board on December 31, 2004, less the applicable exercise price.

LONG-TERM INCENTIVE PLANS AWARDS

                     LONG-TERM INCENTIVE PLANS -
                            AWARDS IN 2004

                                Number of       Period Until
                                  Units          Maturation
                                 Granted         or Payouts
                               -----------      ------------

     Matthew Moog . . . . .      25,500         Various (1)
     David B. Arney . . . .       9,500         Various (1)
     Christine McNicholas .       5,000         Various (1)
     Brian Pozesky. . . . .       5,000         Various (1)
     Matthew Wise . . . . .      15,000 (2)     Various (1)

     (1) Award units granted under the CoolSavings, Inc. Long Term Incentive Plan ("LTIP") vest at the rate of 25% each year on their grant date anniversary. Vested units can be redeemed for cash payments equal to the value of the appreciation earned on the units. Vested units with earned appreciation may be redeemed at any time through the second anniversary of their vesting date. All units expire and terminate on the second anniversary of their vesting date. At that time, we will redeem all vested units with earned appreciation that have not been previously redeemed.

           LTIP units may be granted each year to eligible participants at the recommendation of our Chief Executive Officer and upon approval of the Compensation Committee. At the date of grant, LTIP units are assigned a grant price equal to the greater of the calculated Annual Unit Price (as defined below) or $3.05. LTIP units granted during 2004 were assigned a grant price of $3.05. LTIP units appreciate in value if the Annual Unit Price, as determined each year by the Compensation Committee, exceeds the grant price. The Annual Unit Price is calculated by reference to one or more "Annual Price factors," which are determined for each year after 2002 using a formula based on our earnings before interest and taxes, less certain net assets (hereinafter referred to as the "Annual Unit Price").

           The Annual Unit Price for 2004 was calculated using the Annual Price factor based on our results for 2003. For 2005, it will be calculated using an average of the Annual Price factors based on our results for 2003 and 2004. For 2006 and beyond, it will be calculated using the average of the Annual Price factors based on our results for the three immediately preceding consecutive calendar years.

           The Annual Unit Price for 2004 was determined to be less than the $3.05 grant price and, therefore, no appreciation was earned during 2004.

     (2) The grant to Mr. Wise was for 2004 and 2005. Mr. Wise will not receive an LTIP grant in 2005.

     The following table sets forth the number and value of LTIP awards held by each of the Named Executive Officers as of December 31, 2004:

                       Number of              Value of Unexercised
               Unexercised LTIP Units at   In-the-Money LTIP Units at
                   December 31, 2004        December 31, 2004 (1)($)
             ----------------------------  ---------------------------
Name            Exercisable Unexercisable   Exercisable  Unexercisable
----            ----------- -------------   -----------  -------------

Matthew Moog       12,750         63,750             0              0

David B. Arney      4,750         23,750             0              0

Christine
  McNicholas            0          5,000             0              0

Brian Pozesky       2,500         12,500             0              0

Matthew Wise            0         15,000             0              0


     (1) The LTIP value is based on the Annual Unit Price for 2004, which is less than the $3.05 grant price for all units granted. Therefore, the unexercised LTIP units had no value at December 31, 2004. None of the named Executive Officers redeemed any LTIP units in 2004.


EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

     We entered into an employment agreement with Matthew Moog for a term of three years beginning July 30, 2001, which designated Mr. Moog as President and Chief Executive Officer and set his base salary at $345,000 per year, subject to periodic increases by our Board of Directors at its discretion. Mr. Moog is eligible to receive a bonus each year as determined by our Board. We also granted Mr. Moog stock options to purchase 750,000 shares of common stock vesting over four years at an exercise price of $0.40 per share. Pursuant to the employment agreement, the Compensation Committee accelerated the vesting of 250,000 other stock options that were originally issued on March 23, 2001 and held by Mr. Moog such that those options were fully vested as of January 1, 2002. The employment agreement provided that, on each of the first two anniversaries of the employment agreement (subject to Mr. Moog's continued employment with us), we were obligated to grant Mr. Moog additional stock options to purchase not less than 200,000 shares of our common stock, vesting over a four-year period. In January 2002, Mr. Moog was granted options to purchase 328,571 shares of our common stock. These stock options were granted in lieu of the first of the two stock option grants for not less than 200,000 shares that was due to Mr. Moog on July 30, 2002 pursuant to the terms of his employment agreement. Effective July 29, 2004, Mr. Moog's employment agreement was amended to extend the term of Mr. Moog's employment through July 29, 2006 and provide that, upon each anniversary of the effective date of the employment agreement, the employment term automatically extends for a period of one year unless previously terminated. This amendment provides for an annual base salary of $354,000, subject to periodic increases by our Board of Directors at its discretion. The amendment to Mr. Moog's employment agreement also acknowledges that the 51,000 units that he was granted under the CoolSavings, Inc. Long Term Incentive Plan in November 2003 (effective January 1, 2003) were granted in lieu of the second of the two stock option grants that would otherwise have been due to Mr. Moog on July 30, 2003 pursuant to the terms of his original employment agreement.

     Each of our Named Executive Officers, other than Mr. Moog, is an employee at will without a written employment agreement. The Compensation Committee adjusts their base salary compensation from time to time as the Compensation Committee deems appropriate, generally annually.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table sets forth certain information regarding our equity compensation plans as of December 31, 2004:

                       (a)                (b)               (c)
                                                         Number of
                                                        securities
                                                         remaining
                                                       available for
                    Number of          Weighted       future issuance
                securities to be        Average        under equity
                   issued upon         exercise        compensation
                   exercise of         price of      plans (excluding
                   outstanding        outstanding       securities
                options, warrants  options, warrants   reflected in
Plan Category      and rights         and rights        column (a))
-------------  ------------------  ----------------- ----------------

Equity compen-
 sation plans
 approved by
 security
 holders. . . .     7,088,598           $0.83            5,983,431

Equity compen-
 sation plans
 not approved
 by security
 holders. . . .        --                --                 --
                    ---------           -----            ---------
Total . . . . .     7,088,598           $0.83            5,983,431
                    =========           =====            =========


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Policy on Executive Officer Compensation

     Our executive compensation program is administered by the Compensation Committee of our Board that, for the fiscal year ended December 31, 2004, was comprised of two non-employee directors, Guy R. Friddell, III and Gary S. Briggs. The program is designed to attract and retain high-quality executives, to encourage them to make career commitments to our company, and to accomplish our short and long-term objectives. The Compensation Committee attempts to structure a compensation program that will reward our top executives with bonuses and units in our LTIP upon attainment of specified goals and objectives, while striving to maintain salaries at reasonably competitive levels. The Compensation Committee reviews the compensation (including salaries, bonuses, units in our LTIP and previously granted stock options) of our officers and performs such other duties as may be delegated to it by our Board.

     In reviewing the compensation to be paid to our executive officers during 2004, the Compensation Committee sought to ensure that executive officers were rewarded for long-term strategic management and for achieving internal goals established by the Board. The Compensation Committee compares our executive compensation structure against a select group of other publicly-held Internet companies with comparable annual revenues, as well as other privately-held companies in various industries with comparable annual revenues. The Compensation Committee believes that such companies generally represent our most direct competitors for executive talent. The Compensation Committee reviewed the base salary, bonus payment potential and equity stake of our executive officers in comparison to their counterparts at the companies to which we were compared, as well as factoring in marketplace factors obtained from conversations and information with recruiters and other experts in the marketplace. The Compensation Committee reviews competitive pay practices on an annual basis.

     The key components of executive officer compensation are salary, bonuses and LTIP unit awards. Salary is generally based on factors such as an individual officer's level of responsibility, prior years' compensation, comparison to compensation of other officers in the organization, and compensation provided at both publicly-held Internet companies and various privately-held companies, all having comparable annual revenue. Bonuses and LTIP unit awards are intended to reward performance and for meeting or exceeding goals established by the Compensation Committee or our Board. LTIP unit awards and previously granted stock option awards are also intended to increase an officer's interest in our long-term success as measured by the market and book value of our common stock. In 2004, no stock options or other stock awards were granted to any officers, directors or employees.In 2004, all of our executive officers were selected to participate in the LTIP and were granted units in the program.

     BASE SALARY

     The Compensation Committee assists in establishing the amount of base salary on the basis of the individual's qualifications and relevant experience, the compensation levels at companies which compete with us for business and executive talent, the amount of incentive-based compensation available to each individual, and our financial position. Base salary is adjusted each year to take into account the individual's performance and relative level of contribution, and to maintain a competitive salary structure.

     CASH BONUSES

     The Compensation Committee recommends cash bonuses to be awarded on a discretionary basis to executive officers (as part of the larger Company employee bonus plan) on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as revenue growth, earnings and customer satisfaction. For 2004, the Compensation Committee approved a bonus plan for all employees, excluding most employees who receive sales commissions, and including executive officers. The plan provided for a contribution of $380,000 to a bonus pool, to be paid in the third quarter of 2004, if the Company achieved earnings before interest and taxes, excluding stock option expense ("EBIT"), of $1,000,000 through June 2004. It also provided that, if the $380,000 bonus pool through June 2004 was earned, $0.22 of each dollar of EBIT above $1,000,000 for the entire year was to be contributed to a bonus pool to be paid out in early 2005. If no bonus was earned through June 2004, then $0.33 of each dollar of EBIT above $1,000,000 for the entire year was to be contributed to a bonus pool to be paid on in early 2005. We did not pay a bonus in the third quarter of 2004. At December 31, 2004, we accrued an $800,000 aggregate bonus (the "2004 Bonus"), which was paid in February 2005. Although EBIT fell short of the objective target required to pay the 2004 Bonus, the Compensation Committee determined that the payment of the 2004 Bonus was appropriate in recognition of the achievement of various company-wide goals during 2004. We paid the approved bonus amount to all eligible employees on the basis of their responsibilities and tenure with our Company and their success in achieving designated individual and departmental goals.

     For 2005, the Compensation Committee has approved a bonus plan for all employees, excluding most employees who receive sales commissions and including executive officers. The plan provides for a contribution to a bonus pool of $.30 of each dollar of EBIT above $2,000,000. Up to $400,000 may be paid out under this plan in the third quarter of 2005, based on EBIT achieved through June 30, 2005. The bonus pool will be distributed to all eligible employees on the basis of their responsibilities and tenure with our Company and their success in achieving designated individual and departmental goals.

     STOCK OPTIONS

     Prior to 2003, we used our stock option plan to provide executives and other employees with incentives to maximize long-term stockholder value. At present, we do not intend to continue awarding additional stock options to our employees, instead choosing to reward certain employees under the Long Term Incentive Plan, as discussed below. We will continue to administer the existing stock option plan with respect to outstanding options. Awards under our stock option plan took the form of stock options designed to give the recipient an equity stake in our company and thereby closely align his or her interests with those of our stockholders. In 2004, we did not grant any stock options to officers or other employees.

     LONG TERM INCENTIVE PLAN

     Effective January 1, 2003, we established our LTIP. Employee participation in the LTIP is at the recommendation of our Chief Executive Officer and requires the approval of the Compensation Committee. LTIP participants are eligible to receive units which may increase in value if we achieve certain long term profitability objectives. After vesting, units which have increased in value since the date of grant may, at the employee's option, be redeemed with us until the second anniversary of the vesting date for cash payments equal to their increase in value. All units expire and terminate on the second anniversary of their vesting date. At that time, we will redeem all vested units with earned appreciation that have not been previously redeemed. The Company will record an expense during periods in which the value of the outstanding units increases. No expense was recorded during 2004 related to the LTIP.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     Pursuant to Mr. Moog's employment agreement, Mr. Moog received a base salary $362,766 in 2004. For 2004, Mr. Moog received a cash bonus in the amount of $130,000, representing approximately 36% of his annual base salary. Mr. Moog also received 25,500 units in the LTIP for 2004.


IMPACT OF INTERNAL REVENUE CODE 162(m)

     The Compensation Committee has considered the impact of Section
162(m) of the Internal Revenue Code, which disallows a deduction by any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year for each of the Chief Executive Officer and the four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based compensation" exception to Section 162(m). For the fiscal year ended December 31, 2004, none of the compensation paid by us to any of our executive officers exceeded the $1,000,000 limitation. It is the Compensation Committee's policy to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to our executive officers that may not be deductible if we believe this to be in the best interests of our company and our stockholders.


                        Respectfully submitted,


                        Compensation Committee

                            Gary S. Briggs
                         Guy R. Friddell, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2004, none of our executive officers served on the board of directors or compensation committee of any entities whose directors or officers serve on our Compensation Committee. None of our current executive officers serve on our Compensation Committee.

     STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of the Russell 2000 and the NASDAQ Stock Market Index (U.S.) for the period beginning on May 19, 2000, the date of our initial public offering, and ending on December 31, 2004. This chart assumes investment of $100 at the closing sales price on the date of our initial public offering, including reinvestment of any dividends, in our common stock and each of the Russell 2000 Index and the NASDAQ Stock Market Index (U.S.). We have never paid dividends on our common stock and have no present plans to do so. Total return is based on historical results and is not intended to indicate future performance.



                          [PERFORMANCE GRAPH]


           COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN *
     AMONG COOLSAVINGS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                      AND THE RUSSELL 2000 INDEX


                             Cumulative Total Returns
               ------------------------------------------------------
                   5/19/00   12/00    12/01   12/02    12/03   12/04
                   -------  -------  ------- -------  ------- -------


CoolSavings, Inc.  $100.00  $ 14.29  $  1.14 $  1.43  $  9.29 $  5.71

NASDAQ Stock
 Market (U.S.)     $100.00  $ 72.73  $ 57.69 $ 39.89  $ 59.64 $ 64.90

Russell 2000       $100.00  $101.62  $104.15 $ 82.82  $121.95 $144.30


  * $100 invested on 5/19/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.



     Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings made by us under those statutes, none of the preceding Performance Graph, the Compensation Committee Report and the Audit Committee Report included elsewhere in this proxy statement is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     LANDMARK

     As a result of a series of transactions between Landmark and us, Landmark, through its ownership of Series B Preferred Stock, has the right to designate not less than a majority of our Board of Directors at all times while our Series B Preferred Stock is outstanding. Michael W. Alston, Joseph G. Fiveash, III, Guy R. Friddell, III and Karl B. Quist currently are the directors designated by Landmark.

     LEND LEASE SALE OF COMMON STOCK TO LANDMARK COMMUNICATIONS, INC.

     On April 5, 2002, Landmark purchased 10,889,636 shares of our common stock from Lend Lease International Pty. Limited of Australia. Contemporaneously with the purchase, we entered into a call option agreement with Landmark, pursuant to which we have the right to call from Landmark, subject to certain terms and conditions, all 10,889,636 shares of common stock. The call price is $0.08 per share plus seven percent interest thereon, compounded annually. The option can be exercised at any time after April 5, 2003 and prior to March 31, 2008, subject to certain terms and conditions. We do not have any right to call any other shares of our capital stock held by Landmark.

     RELATIONSHIPS WITH DIRECTORS AND LANDMARK

     Mr. Joseph G. Fiveash, III, one of our directors, is the Senior Vice President and General Manager of weather.com, a division of The Weather Channel Interactive, Inc., a wholly owned subsidiary of Landmark Communications, Inc. Weather.com has been one of our media suppliers and a partner in our CoolSavings Marketing Network. In 2004, we paid weather.com a total of $585,000 for the purchase of advertising on the weather.com web site and for weather.com's participation in our Lead Generation Network services. As of April 11, 2005, our 2005 payments to weather.com have totaled $191,000 for the purchase of advertising on the weather.com web site and for weather.com's participation in our Lead Generation Network services. We expect our 2005 payments to weather.com to be similar to our 2004 payment amounts.

     Mr. Gary S. Briggs, one of our directors, is a member of senior management for eBay, Inc. In 2004, we paid eBay a total of $256,000 for the purchase of advertising on the eBay web site. We have not purchased any services from eBay in 2005, though we expect to spend a similar amount with eBay during the remainder of 2005 as we spent in all of 2004.

     We have purchased certain data services from Alliant Cooperative Data Solutions, LLC, a majority-owned affiliate of Landmark. In 2004, we paid Alliant Cooperative Data Solutions, LLC $10,000 for these data services. As of April 11, 2005, our 2005 payments to Alliant Cooperative Data Solutions, LLC have totaled $75,000 for the purchase of data services. We expect our total 2005 payments to Alliant Cooperative Data Solutions, LLC to total approximately $175,000.

REPORT OF THE AUDIT COMMITTEE

     Our Board of Directors maintains an Audit Committee, which for the fiscal year ended December 31, 2004 was comprised of three of our directors: Guy R. Friddell, III, John Giuliani and Karl B. Quist, all of whom remain the current members of the Audit Committee. Our Board of Directors believes that, while none of these individuals meets the definition of an "audit committee financial expert" (as that term is defined in rules and regulations of the SEC), each of these individuals does have the requisite financial skills and experience to discharge his obligations as a member of the Audit Committee. None of these members of the Audit Committee were or are employees or officers of our company nor, in the opinion of our Board of Directors, do any of such individuals have any relationship with us that would interfere with the exercise of independent judgment in carrying out the responsibilities of member of the Audit Committee.

     In November, 2001, our common stock was delisted from and is no longer quoted on the NASDAQ National Market. This means we are no longer subject to the NASD listing requirements for the NASDAQ National Market, including the rules governing the composition of audit committees.

     In accordance with its written charter adopted by our Board of Directors, which was filed with our Definitive Proxy Statement on August 22, 2001, the Audit Committee exercises oversight responsibilities regarding the quality and integrity of our accounting, auditing and financial reporting practices. In discharging these responsibilities, the Audit Committee:

     . reviewed and discussed our audited financial statements with management and with PricewaterhouseCoopers LLP, our independent auditors;

     . discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 as amended;

     . reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies"; and

     . reviewed the written disclosures and the letter from our independent auditors required by the Independence Standards Board's Standard No. 1, and discussed with our independent auditors any relationships that may impact their objectivity and independence.

     Based upon the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC.

     The Audit Committee presents the following summary of all fees billed by PricewaterhouseCoopers LLP, our independent auditors, for the fiscal years ended December 31, 2004 and 2003:


     . Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP for their audit of our financial statements included in our Annual Report on Form 10-K and for their review of our financial statements included in each of our Quarterly Reports on Form 10-Q were $315,600 and $242,000, for 2004 and 2003, respectively.

     . Audit-Related Fees. Fees for the audit of our 401(k) Plan financial statements were $37,920 for 2004 and $19,150 for 2003. Audit fees for the financial statement requirements of the TMS acquisition and related 8-K disclosures were $242,000 for 2004 and $0 for 2003.

     . Tax Fees. Fees for tax return preparation services were $28,030 for 2004 and $20,650 for 2003.

     The Audit Committee considered and approved all the above referenced fees and determined that the level of fees of PricewaterhouseCoopers LLP for provision of services other than audit services is compatible with maintaining the auditor's independence. The Audit Committee is responsible for pre-approving the engagement of our independent accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and the approval of the fees and other terms of any such engagement, as set forth in the charter of the Audit Committee. The Audit Committee has not established any pre-approval policies and procedures for any such engagement, but reviews each engagement individually. The Audit Committee has recommended and our Board has approved the appointment of PricewaterhouseCoopers LLP as our auditors for 2005.


                        Respectfully submitted,


                         Guy R. Friddell, III
                             John Giuliani
                             Karl B. Quist

                          GENERAL INFORMATION


     INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ended December 31, 2005. PricewaterhouseCoopers LLP has served as our auditors since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


     STOCKHOLDERS' PROPOSALS

     Any and all stockholder proposals for inclusion in the proxy materials for our next annual meeting of stockholders must comply with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and must be received by us at our offices at 360 N. Michigan Avenue, 19th Floor, Chicago, IL 60601, not later than January 11, 2006. Such proposals should be addressed to our Secretary.

     If a stockholder submits a proposal for our next annual meeting that is not eligible for inclusion in our proxy materials or is received by us later than April 7, 2006, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at that annual meeting.


     ANNUAL REPORT

     Stockholders are concurrently being furnished with a copy of our Annual Report to Stockholders for the year ended December 31, 2004.


     OTHER MATTERS

     Management knows of no matters that will be presented for consideration at the annual meeting other than that stated in the notice of meeting. However, if any other matters do properly come before the annual meeting, the person or persons named in the accompanying proxy form will vote the proxy in accordance with the recommendations of our Board of Directors regarding such matters, including the election of a director or directors other than those named in this proxy statement should an emergency or unexpected occurrence make the use of such discretionary authority necessary, and also regarding matters incident to the conduct of the meeting.

     Stockholders are requested to date, sign and return the enclosed proxy in the enclosed postage-paid envelope. So that the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting may be assured, please promptly execute and return the enclosed proxy.

     In addition to the use of mails, proxies may be solicited by personal interview and telephone, by our directors, officers and employees. Arrangements also may be made with brokerage houses or other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by such persons, and we may reimburse such persons for reasonable out-of-pocket expenses incurred in forwarding materials. We anticipate that the fees and expenses incurred in connection with this proxy solicitation will not exceed the amount normally expended for a proxy solicitation for an election of directors in the absence of a contest. We will bear the costs incurred in the solicitation of proxies.


                            By Order of the Board of Directors


                            /s/ David B. Arney
                            ------------------------------
                            David B. Arney
                            Secretary


April 20, 2005
Chicago, IL